United States securities and exchange commission logo





                     August 10, 2020

       Keith Pratt
       Chief Financial Officer
       MCGRATH RENTCORP
       5700 Las Positas Road
       Livermore, CA 94551-7800

                                                        Re: MCGRATH RENTCORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            Form 8-K Filed
February 25, 2020
                                                            File No. 0-13292

       Dear Mr. Pratt:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services